Exhibit i.3

GODFREY & KAHN, S.C.

ATTORNEYS AT LAW

780 North Water Street

Milwaukee, WI 53202

Phone (414) 273-3500   Fax (414) 273-5198

November 13, 2006

Kopp Funds, Inc.

7701 France Avenue South, Suite 500

Edina, Minnesota  55435

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion regarding the sale of Series A shares of Kopp Funds, Inc. dated September 8, 1997 and our opinion regarding the sale of Series B shares of Kopp Funds, Inc. dated June 25, 2004.  In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.